As filed with the Securities and Exchange Commission on September 24, 2015

Registration No. 333-195739

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-195739

UNDER

THE SECURITIES ACT OF 1933

Tecumseh Products Company

(Exact name of registrant as specified in its charter)

Michigan	38-1093240
(State or other jurisdiction or incorporation or organization)	(I.R.S. Employer Identification Number)

5683 Hines Drive

Ann Arbor, Michigan 48108

(Address of Principal Executive Offices)

TECUMSEH PRODUCTS COMPANY

2014 Omnibus Incentive Plan

(Full title of the plan)

Harold M. Karp

President and Chief Executive Officer

Tecumseh Products Company

5683 Hines Drive

Ann Arbor, Michigan 48108

(734) 585-9500

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Serge Benchetrit

Steven A. Seidman

Mark A. Cognetti

Sean M. Ewen

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019-6099

(212) 728-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-8, which was originally filed on May 6, 2014 (file no. 333-195739) (the “Registration Statement”) to register a total of 1,800,000 common shares, no par value per share (the “Common Shares”) of Tecumseh Products Company, a Michigan corporation (the “Company”), pursuant to the Tecumseh Products Company 2014 Omnibus Incentive Plan (the “Plan”), is being filed to deregister all of the Common Shares not yet issued in connection with the Plan.

On September 21, 2015, after completion of a tender offer (the “Offer”) by MA Industrial Sub Inc., a Michigan corporation (“Purchaser”) wholly owned by MA Industrial JV LLC, a Delaware limited liability company (“Parent”) for all of the outstanding Common Shares, Purchaser merged with an into the Company, with the Company continuing as the surviving corporation (the “Merger”). Pursuant to the Agreement and Plan of Merger, dated as of August 5, 2015, governing the Merger, each outstanding Common Share not tendered in the Offer (other than Common Shares held by the Company or its wholly owned subsidiaries or Parent or any of its subsidiaries) was cancelled and converted into the right to receive cash in an amount equal to the offer price of $5.00 in cash, without interest and subject to applicable withholding. The Merger became effective on September 21, 2015 following the filing of a Certificate of Merger with the Department of Licensing and Regulatory Affairs of the State of Michigan.

Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering, the Company hereby amends the Registration Statement by deregistering all Common Shares that were registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ann Arbor, State of Michigan on this 24th day of September, 2015.

TECUMSEH PRODUCTS COMPANY

By:	/s/ Harold M. Karp
Harold M. Karp President and Chief Executive Officer

	Name	Title	Date

By:	/s/ Harold M. Karp Harold M. Karp	President and Chief Executive Officer (Principal Executive Officer) Director	September 24, 2015

By:	/s/ Janice E. Stipp Janice E. Stipp	Executive Vice President, Chief Financial Officer, Treasurer and Secretary (Principal Accounting and Principal Financial Officer)	September 24, 2015

By:	/s/ Andrew M. Bursky Andrew M. Bursky	Director	September 24, 2015

By:	/s/ Gregory L. Christopher Gregory L. Christopher	Director	September 24, 2015

By:	/s/ Timothy J. Fazio Timothy J. Fazio	Director	September 24, 2015

By:	/s/ Jeffrey M. Martin Jeffrey M. Martin	Director	September 24, 2015